Exhibit 35.1
ITEM 1123 STATEMENT OF COMPLIANCE
WITH RESPECT TO THE INDENTURE (“THE INDENTURE”) FOR THE
HARTFORD LIFE GLOBAL FUNDING TRUSTS
I, Mary Callahan, Vice President of The Bank of New York Mellon Trust Company, N.A. (the “Trustee”), state:
(a) a review of the Trustee’s activities for the period June 16, 2008 through June 15, 2009 and of the Trustee’s performance under the Indenture has been made under my supervision, and
(b) to the best of my knowledge, the Trustee has fulfilled its obligations under the Indenture for the period described above.
Date: August 25, 2009

/s/ M. Callahan
Mary Callahan
Vice President